Syntax ETF Trust - Meeting of the Board of Trustees - Annual Approval and Amendment to Rule 12b-1 Plan

APPENDIX A

Designated Funds:

Syntax Stratified LargeCap ETF
Syntax Stratified MidCap ETF
Syntax Stratified SmallCap ETF
Syntax Stratified LargeCap ETF II
Syntax Stratified U.S. Total Market ETF
Syntax Stratified U.S. Total Market Hedged ETF
Syntax Stratified 1000 ETF
Syntax Stratified Europe & Asia Developed Markets ETF
Syntax Stratified Emerging Markets ETF
Syntax Stratified LargeCap ESG ETF
Syntax Stratified U.S. Total Market II ETF
Syntax Stratified U.S. Total Market Hedged II ETF
Syntax Stratified MidCap II ETF
Syntax Stratified SmallCap II ETF